                                         BLACKROCK MUNIYIELD CALIFORNIA FUND, INC.

           FILE #811-06499

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
06/29/2006	California Hsg Fin Agy	120,000,000	1,305,000	Goldman Sachs, Banc of America Securities LLC, Bear Stearns & Co., Citigroup Global Markets, Merrill Lynch & Co.
08/02/2006	Commonwealth of Puerto Rico	835,650,000	2,500,000

Morgan Stanley, Goldman Sach & Co., Banc of America Securities LLC, Citigroup Global Markets, JP Morgan Securities Inc., Lehman Brothers, Merrill Lynch & Co., Popular Securities, Raymond James & Associates, Ramirez & Co., Wachovia Bank, UBS Securities LLC